Exhibit 99.1

EQT First Quarter 2014 Earnings Show 92% Increase

PITTSBURGH--(BUSINESS WIRE)--April 24, 2014--EQT Corporation (NYSE: EQT) today announced first quarter 2014 net income attributable to EQT of $192.2 million, or $1.26 per diluted share, compared to first quarter 2013 earnings of $100.3 million, or $0.66 per diluted share. Adjusted earnings, excluding $22.3 million of hedging ineffectiveness, were $206.6 million, or $1.35 per diluted share – which was 214% higher than first quarter 2013 adjusted earnings of $65.5 million, or $0.43 per diluted share, excluding $35.0 million from discontinued operations. Operating cash flow in the quarter was $481.9 million, compared to $306.2 million; and adjusted cash flow per share was $3.16, compared to $2.03. The Non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

First Quarter Highlights 2014 vs. 2013:

  Production sales volume was 30% higher
  Production operating expenses per Mcfe were 17% lower
  Midstream transmission revenues were 40% higher
  Midstream gathered volume was 25% higher

EQT’s first quarter 2014 operating income was $356.8 million, a 147% increase from the same quarter 2013. Earnings per share and adjusted cash flow per share were higher due to increases in production sales volume, realized price, contracted transmission capacity, and gathered volume. Net operating revenues increased 63% to $616.5 million in the quarter, while net operating expenses increased only 11% to $259.7 million.

RESULTS BY BUSINESS
EQT PRODUCTION
With its continued focus on the Marcellus Shale, EQT Production achieved sales volume of 106.1 Bcfe in the first quarter 2014, representing a 30% increase compared to the first quarter 2013. Sales volume from the Marcellus/Upper Devonian averaged 923.6 MMcfe per day, 50% higher. Natural gas liquids (NGL) volume totaled 1,295 Mbbls, 16% higher.

Production operating income for the first quarter totaled $277.2 million, an increase of 274% from last year. As a result of increases in sales volume and average realized price, net operating revenue for the quarter was $467.7 million, 87% higher.

Consistent with the significant growth in sales volume, EQT Production’s operating expenses for the quarter were $190.5 million, $14.1 million higher than the same period last year. Depreciation, depletion and amortization expense (DD&A) was $6.3 million higher; production taxes were $5.2 million higher; selling, general and administrative expense (SG&A) was $3.1 million higher; lease operating expense (LOE), less production taxes, was $1.8 million higher; and exploration expense was $2.3 million lower. Per unit SG&A decreased 14% to $0.24 per Mcfe; and per unit LOE decreased 13% to $0.14 per Mcfe, as volume growth dramatically outpaced higher costs.

The Company drilled (spud) 64 gross wells during the quarter -- 46 wells targeted the Marcellus with an average length-of-pay of 5,870 feet; 14 wells targeted the Huron with an average length-of-pay of 6,395 feet; and 4 wells targeted the Upper Devonian with an average length-of-pay of 5,460 feet. In 2014, the Company will complete and evaluate 5 Utica wells drilled in 2013 but has decided to delay further drilling on its Ohio Utica acreage until after this year. Alternatively, the Company now expects to drill 8 additional Marcellus wells and 13 additional Upper Devonian wells for a total of 194 Marcellus wells and 43 Upper Devonian wells in 2014. This change will have no net impact to the Company’s 2014 CAPEX budget.

Production sales volume for 2014 is projected to be 465 – 480 Bcfe; and liquids volume is expected to be 6,800 – 6,900 MBBls. Production sales volume for the second quarter 2014 is projected to be 113 - 115 Bcfe; and liquids volume is expected to be 1,600– 1,650 MBBls.

Realized Price
The NYMEX price of natural gas averaged $4.94 per MMBtu in the first quarter 2014, which was 48% higher than the average of $3.34 for the same period last year. EQT’s realized price varies from NYMEX due to revenue deductions for the net cost of gathering, transporting and processing, regional basis, and hedging. In the first quarter, the Company’s average realized price was $5.34 per Mcfe, 28% higher than the $4.16 per Mcfe realized last year – with $4.40 per Mcfe allocated to EQT Production and $0.94 per Mcfe allocated to EQT Midstream. This increase in the realized price includes negative $0.21 per Mcfe related to hedge ineffectiveness. During the first quarter 2014, which was unusually cold, EQT utilized its firm capacity to move gas to higher priced markets. The sale of gas in these markets resulted in gains that more than offset the cost of third-party gathering and transmission, and resulted in positive net revenue of $0.64 per Mcfe. This is a significant improvement over last year when EQT realized a net cost of $0.26 per Mcfe in the first quarter 2013 for third-party gathering and transmission. Basis averaged a negative $0.22 per Mcfe in the first quarter compared to zero in 2013.

Based on current market conditions, EQT is forecasting third-party gathering and transmission to average $0.00 to negative $0.05 per Mcfe; and basis to average negative $0.40 to negative $0.60 per Mcfe for the full-year 2014.

EQT MIDSTREAM
EQT Midstream’s first quarter 2014 operating income was $83.1 million, or $8.9 million higher than the first quarter of 2013. Net operating revenue was $148.7 million, 15% higher. Net gathering revenue was $89.4 million, an increase of 9%, which was primarily due to a 25% increase in gathered volume, partly offset by lower gathering rates. Net transmission revenue totaled $52.1 million, a 40% increase over last year as a result of higher contracted capacity. Net storage, marketing and other revenues totaled $7.2 million, $2.5 million lower; and operating expenses for the quarter were $65.6 million, $11.0 million higher, consistent with the volume growth. Per unit gathering and compression expense decreased by 16% as volumes grew faster than expenses.

OTHER BUSINESS
EQT Midstream Partners, LP
EQT has a 42.6% limited partner interest and a 2% general partner interest in EQT Midstream Partners, LP, whose results are consolidated in EQT’s results. For the quarter, EQT Corporation recorded $18.7 million, or $0.12 of earnings per diluted share, attributable to non-controlling interests. EQT Midstream Partners’ results were released today and are available at www.eqtmidstreampartners.com.

On April 22, 2014, EQT Midstream Partners announced a cash distribution to its unitholders of $0.49 per unit for the first quarter, from which EQT will receive $10.2 million on its limited partner units. In addition, EQT will receive $0.5 million related to its 2% general partner interest, and $1.0 million for its incentive distribution rights as EQT receives 25% of the amount in excess of $0.4375 per unit.

Hedging
The Company’s total natural gas hedge positions through December 2016 production are

	2014**	2015	2016***
Fixed Price
Total Volume (Bcf)	171	132	60
Average Price per Mcf (NYMEX)*	$4.36	$4.37	$4.45

Collars
Total Volume (Bcf)	18	23	–
Average Floor Price per Mcf (NYMEX)*	$5.05	$5.03	$–
Average Cap Price per Mcf (NYMEX)*	$8.85	$8.97	$–

*The average price is based on a conversion rate of 1.05 MMBtu/Mcf
**April through December
***The Company also executed a natural gas sales agreement for approximately 35 Bcf that includes a NYMEX ceiling price of $4.88 per Mcf

Operating Income
The Company reports operating income by segment in this news release. Interest, income taxes and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment, as reported in this news release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended
	March 31,
	2014	2013
Operating income (thousands):
EQT Production	$277,205	$74,097
EQT Midstream	83,069	74,214
Unallocated expense	(3,483)	(3,832)
Operating income	$356,791	$144,479

Unallocated expense is primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.

Marcellus Horizontal Well Status (cumulative since inception)

	As of	As of	As of	As of	As of
	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Wells spud	573	527	486	444	404
Wells online	390	373	338	322	279
Wells complete, not online	42	32	20	11	30
Frac stages (spud wells)*	13,512	11,991	10,613	9,754	8,327
Frac stages online	8,012	7,567	6,596	6,297	4,788
Frac stages complete, not online	959	708	553	224	925

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES
Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Diluted Share
Adjusted operating income, adjusted net income and adjusted earnings per diluted share are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted operating income, adjusted net income and adjusted earnings per diluted share should not be considered as alternatives to operating income, net income or earnings per diluted share presented in accordance with GAAP.

The table below reconciles adjusted operating income with operating income, as derived from the statements of consolidated income to be included in EQT’s quarterly report on Form 10-Q for the quarter ended March 31, 2014.

Reconciliation of Adjusted Operating Income:

	Three Months Ended
	March 31,
(thousands)	2014	2013
Operating income as reported	$356,791	$144,479
(Deduct) / add back:
Loss recognized in operating revenues for hedging ineffectiveness	22,260	481
Adjusted operating income	$379,051	$144,960

The table below reconciles adjusted net income and adjusted earnings per diluted share with net income and earnings per diluted share, as derived from the statements of consolidated income to be included in EQT’s quarterly report on Form 10-Q for the quarter ended March 31, 2014.

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

	Three Months Ended
	March 31,
(thousands)	2014	2013
Net income attributable to EQT, as reported	$192,193	$100,255
(Deduct) / add back:
Loss recognized in operating revenues for hedging ineffectiveness	22,260	481
Tax impact	(7,910)	(153)
Subtotal	$206,543	$100,583
Loss/(income) from discontinued operations, net of tax	104	(35,041)
Adjusted net income attributable to EQT, as reported	$206,647	$65,542
Diluted weighted average common shares outstanding	152,759	150,949
Diluted EPS, as adjusted	$1.35	$0.43

Operating Cash Flow
Operating cash flow is a non-GAAP supplemental financial measure that is presented as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered as an alternative to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in the EQT’s quarterly report on Form 10-Q for the quarter ended March 31, 2014.

	Three Months Ended
	March 31,
(thousands)	2014	2013(a)
Net income	$210,935	$109,281
Add back (deduct):
Depreciation, depletion, and amortization	152,111	149,116
Deferred income taxes	85,878	34,347
Loss recognized in operating revenues for hedging ineffectiveness	22,260	481
Non-cash incentive compensation	11,317	10,334
Other items, net	(590)	2,612
Operating cash flow	$481,911	$306,171
Add back (deduct):
Changes in other assets and liabilities	$(20,350)	$(6,916)
Net cash provided by operating activities	$461,561	$299,255

(a) Includes results of discontinued operations

Adjusted Cash Flow Per Share
Adjusted cash flow per share is a non-GAAP supplemental financial measure that is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share should not be considered as an alternative to net cash provided by operating activities or net income per share presented in accordance with GAAP, or as a measure of liquidity.

The table below provides the calculation for adjusted cash flow per share, as derived from the financial statements to be included in EQT’s quarterly report on Form 10-Q for the quarter ended March 31, 2014.

	Three Months Ended
	March 31,
(thousands)	2014	2013
Operating cash flow (a non-GAAP measure reconciled above)	$481,911	$306,171
Add back:
Exploration expense (cash)	1,144	750
Adjusted operating cash flow	$483,055	$306,921

Diluted weighted average common shares outstanding	152,759	150,949
Adjusted cash flow per share	$3.16	$2.03

Net Operating Revenues and Net Operating Expenses
Net operating revenues and net operating expenses are non-GAAP supplemental financial measures that exclude purchased gas costs, but are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas costs are typically excluded by management in such analysis because more emphasis is placed on the net price impact to revenues and expenses. Net operating revenues and net operating expenses should not be considered as alternatives to operating revenues or total operating expenses presented in accordance with GAAP. The table below reconciles net operating revenues to operating revenues and net operating expenses to total operating expenses as derived from the statements of consolidated income to be included in EQT’s quarterly report on Form 10-Q for the quarter ended March 31, 2014.

	Three Months Ended
	March 31,
(thousands)	2014	2013
Net operating revenues	$616,450	$379,152
Plus: purchased gas cost	45,175	36,731
Operating revenues	$661,625	$415,883

Net operating expenses	$259,659	$234,673
Plus: purchased gas cost	45,175	36,731
Total operating expenses	$304,834	$271,404

Q1 2014 Webcast Information
The Company's conference call with securities analysts, which begins at 10:30 a.m. ET today, will be broadcast live via the Company's web site at http://www.eqt.com, and on the investor information page of the Company’s web site at http://ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP (Partnership), for which EQT Corporation is the general partner and a significant equity owner, will host a conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via http://www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:
EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. EQT is the general partner and significant equity owner of EQT Midstream Partners, LP. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation at www.EQT.com.

EQT Management speaks to investors from time to time. Slides for these discussions will be available online via the Company’s investor relations website at http://ir.eqt.com. The slides were updated today and may be updated periodically.

Cautionary Statements
The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible) that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that the Company’s management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company is unable to provide a reconciliation of projected EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

Similarly, the Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its Marcellus and other reserves; drilling plans and programs (including the number, type, feet of pay and location of wells to be drilled); projected natural gas prices and changes in basis; total resource potential, reserves, EUR, expected decline curve and reserve replacement ratio; projected production sales volume and growth rates (including liquids sales volume and growth rates); projected finding and development costs, operating costs, unit costs, well costs and gathering and transmission revenue deductions; projected gathering and transmission volume and growth rates; projected firm pipeline capacity and sales; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the EQT subsidiary to own and construct the Ohio Valley Connector and/or Ohio Valley Express projects; technology (including drilling and completion techniques); projected EQT Midstream and Partnership EBITDA; monetization transactions, including asset sales (dropdowns) to the Partnership and other asset sales, joint ventures or other transactions involving the Company’s assets; uses of capital provided by the Equitable Gas transaction; the cash flows resulting from, and the value of, the Company’s general partner and limited partner interests and incentive distribution rights in the Partnership; internal rate of return (IRR); projected capital expenditures; liquidity and financing requirements, including funding sources and availability; projected operating revenues, cash flows and cash-on-hand; hedging strategy; the effects of government regulation and litigation; the Company dividend and Partnership distribution amount and rates; and tax position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2013, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding the Partnership and its subsidiaries is derived from publicly available information published by the Partnership.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Operating revenues	$661,625	$415,883
Operating expenses:
Purchased gas costs	45,175	36,731
Operation and maintenance	25,221	23,233
Production	31,940	24,889
Exploration	1,419	3,730
Selling, general and administrative	48,968	39,785
Depreciation, depletion and amortization	152,111	143,036
Total operating expenses	304,834	271,404
Operating income	356,791	144,479
Other income	2,551	2,281
Interest expense	31,968	37,752

Income before income taxes	327,374	109,008
Income taxes	116,335	34,768
Income from continuing operations	211,039	74,240
(Loss) income from discontinued operations, net of tax	(104)	35,041
Net income	$210,935	$109,281
Less: Net income attributable to noncontrolling interests	18,742	9,026
Net Income attributable to EQT Corporation	$192,193	$100,255

Amounts attributable to EQT Corporation
Income from continuing operations	192,297	$65,214
(Loss) income from discontinued operations	(104)	35,041
Net Income	$192,193	$100,255

Earnings per share of common stock attributable to EQT Corporation
Basic:
Weighted average common shares outstanding	151,371	150,327
Income from continuing operations	$1.27	$0.44
(Loss) income from discontinued operations	-	0.23
Net income	$1.27	$0.67

Diluted:
Weighted average common shares outstanding	152,759	150,949
Income from continuing operations	$1.26	$0.43
(Loss) income from discontinued operations	-	0.23
Net income	$1.26	$0.66

EQT Corporation
Price Reconciliation

	Three Months Ended
	March 31,
in thousands (unless noted)	2014	2013
LIQUIDS
NGLs:
Sales Volume (MMcfe) (a)	7,767	6,692
Sales Volume (Mbbls)	1,295	1,115
Gross Price ($/Bbl)	$55.71	$46.11
Gross NGL Revenue	72,114	$51,423
Oil:
Sales Volume (MMcfe) (a)	304	368
Sales Volume (Mbbls)	51	61
Net Price ($/Bbl)	$83.11	$81.74
Net Oil Revenue	$4,214	$4,986

Total Liquids Revenue	$76,328	$56,409

GAS
Sales Volume – Natural Gas (MMBtu)	98,052	74,654
Sales Volume – Ethane sold as natural gas (MMBtu)	6,931	6,417
Sales Volume (MMBtu)	104,983	81,071
NYMEX Price ($/MMBtu) (b)	$4.92	$3.34
Gas Revenue	$516,636	$270,427
Basis	(23,669)	(193)
Gross Gas Revenue (unhedged)	$492,967	$270,234
Sales Volume (MMcf)	98,052	74,654
Gas Price ($/Mcf) (unhedged)	$5.03	$3.62

Total Gross Gas & Liquids Revenue (unhedged)	$569,295	$326,643
Hedge impact (c)	(59,220)	43,498
Total Gross Gas & Liquid Revenue	$510,075	$370,141
Total Sales Volume (MMcfe)	106,123	81,714
Average hedge adjusted price ($/Mcfe)	$4.81	$4.53

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(0.73)	$(0.88)
Transmission to EQT Midstream	(0.21)	(0.23)
Net third-party gathering and transmission	0.64	(0.26)
Third-party processing	(0.11)	(0.11)
Total midstream revenue deductions	$(0.41)	$(1.48)
Average effective sales price to EQT Production	$4.40	$3.05

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$0.94	$1.11
Revenues to EQT Production	4.40	3.05
Average effective sales price to EQT Corporation	$5.34	$4.16

(a) NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. Information for the three months ended March 31, 2013 has been recast to reflect this conversion rate.
(b) The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $4.94 and $3.34 for the three months ended March 31, 2014 and 2013, respectively).
(c) Includes gains or losses related to the sale of fixed price natural gas. The hedge impact also included a loss for hedging ineffectiveness of $22.4 million, $0.21 per Mcfe, and $0.5 million, $0.01 per Mcfe, for the three months ended March 31, 2014 and 2013, respectively.

	Three Months Ended
UNIT COSTS	March 31,
	2014	2013 (a)
Production segment costs: ($ / Mcfe)
LOE	$0.14	$0.16
Production taxes	0.16	0.15
SG&A	0.24	0.28
	$0.54	$0.59
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.20	$0.24
SG&A	0.14	0.15
	$0.34	$0.39
Total ($ / Mcfe)	$0.88	$0.98

(a) NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. Information for the three months ended March 31, 2013, has been recast to reflect this conversion rate.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
	2014	2013
OPERATIONAL DATA
Sales volume detail (MMcfe):
Horizontal Marcellus Play (a)	83,126	55,452
Horizontal Huron Play	7,119	9,413
CBM Play	2,914	3,116
Other	12,964	13,733
Total production sales volume (b)	106,123	81,714

Average daily sales volume (MMcfe/d)	1,179	908

Average effective sales price to EQT Production ($/Mcfe)	$4.40	$3.05

Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.14	$0.16
Production taxes ($/Mcfe)	$0.16	$0.15
Production depletion ($/Mcfe)	$1.21	$1.50

DD&A (thousands):
Production depletion	$128,557	$122,491
Other DD&A	2,682	2,418
Total DD&A (thousands)	$131,239	$124,909

Capital expenditures (thousands)	$408,331	$243,175

FINANCIAL DATA (Thousands)

Total net operating revenues	$467,745	$250,511

Operating expenses:
LOE, excluding production taxes	14,847	13,039
Production taxes	17,093	11,851
Exploration expense	1,412	3,730
SG&A	25,949	22,885
DD&A	131,239	124,909
Total operating expenses	$190,540	$176,414
Operating income	$277,205	$74,097

(a) Includes Upper Devonian wells.
(b) NGLs and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods. Information for the three months ended March 31, 2013 has been recast to reflect this conversion rate.

EQT MIDSTREAM
RESULTS OF OPERATIONS

	Three Months Ended
	March 31,
	2014	2013
OPERATIONAL DATA
Gathered volume (BBtu)	126,164	101,231
Average gathering fee ($/MMBtu)	$0.71	$0.81
Gathering and compression expense ($/MMBtu)	$0.16	$0.19
Transmission pipeline throughput (BBtu)	144,362	80,971
Net operating revenues (thousands):
Gathering	$89,376	$81,814
Transmission	52,109	37,307
Storage, marketing and other	7,220	9,759
Total net operating revenues	$148,705	$128,880

Capital expenditures (thousands)	$83,213	$49,144

FINANCIAL DATA (Thousands)

Total operating revenues	$166,226	$146,688
Purchased gas costs	17,521	17,808
Total net operating revenues	148,705	128,880

Operating expenses:
Operating and maintenance	25,154	22,673
SG&A	19,473	13,774
DD&A	21,009	18,219
Total operating expenses	65,636	54,666
Operating income	$83,069	$74,214

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane, Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow, Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox, Corporate Director, Communications, 412-395-3941
ncox@eqt.com